Exhibit 10.4

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), dated as of November 24, 2015 (the “Effective Date”), is made by and between True Drinks Inc., a Delaware corporation, located at 18552 MacArthur Blvd., Irvine, California 92612 (the “Company”), and Kevin Sherman, whose address is 23 Sunlight, Irvine, California 92603 (“Employee”), based upon the following:

RECITALS

WHEREAS, the Company wishes to retain the services of Employee, and Employee wishes to render services to the Company, as its Chief Marketing Officer; and

WHEREAS, the Company and Employee wish to set forth in this Agreement the duties and responsibilities that Employee has agreed to undertake on behalf of the Company.

THEREFORE, in consideration of the foregoing and of the mutual promises contained in this Agreement, the Company and Employee (who are sometimes individually referred to as a “party” and collectively referred to as the “parties”) agree as follows:

AGREEMENT

1. TERM.

The term of Employee’s employment under this Agreement shall commence effective as of the Effective Date and shall continue for a period of two years (the “Term”), unless earlier terminated as herein provided or by operation of law. Thereafter, this Agreement and the Term shall be extended automatically for successive one-year periods unless terminated in accordance with the terms hereof or unless either party hereto, not less than one month before the commencement of any such one-year extension period, provides notice of such termination to the other party hereto. For all purposes of this Agreement, the Term shall include and be deemed to include all extensions of this Agreement. This Agreement may be terminated prior to the expiration of the Term by either party, without limitation, by the provision of notice of termination of this Agreement to the other party thirty (30) days in advance, except as permitted upon termination for “Cause” as set forth in Section 8. The notice period does not commence until actually received by the other party.

2. GENERAL DUTIES.

Employee shall report to the Company’s chief executive officer or as otherwise instructed by the Company’s board of directors (the “Board”) and shall devote his entire productive time, ability, and attention to the Company’s business during the period of this Agreement.  Employee shall do and perform all services, acts, or things necessary or advisable to discharge his duties as Chief Marketing Officer under this Agreement, and such other duties as are commonly performed by an employee of his rank or which may, from time to time, be prescribed by the Company through its managers, the Board, and/or the Company’s executives. Furthermore, Employee agrees to cooperate with and work to the best of his ability with the Company’s management team, the officers and other employees, to achieve the Company’s financial and business objectives, and to continually improve the Company’s reputation in its industry for quality products and performance.

3. COMPENSATION.

(a) Base Salary. So long as Employee’s employment continues hereunder, the Company shall pay to Employee a base salary equal to $22,916.67 per month (“Base Salary”).  The Base Salary shall be paid to Employee in accordance with the periodic payroll practices of the Company.

(b) Bonus Plan. Employee shall be eligible to receive an annual bonus payable in the discretion of the Board of Directors (“Board”) based on the achievement of objectives established by the Board prior to the end of first quarter in the year in which such bonus shall be measured.   The maximum bonus target shall be 30% of Base Salary, which amount shall be paid in shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), until such time as the Company achieves positive cash flow for three consecutive months.  Future bonus payments may be paid in cash or Common Stock at Employee’s discretion. Any annual bonus payable hereunder shall be paid within 45 days after the end of the calendar year in which the bonus is earned.

(c) Retention Payment.  The Company shall pay Employee a retention bonus of $100,000, $50,000 of which shall be paid upon execution of this Agreement, and the balance of which shall be paid on or before the first anniversary of this Agreement.

(d)  Additional Incentives.  At such time as the Company has achieved the following objectives, based on a rolling three-month average, Employee shall be paid the following:

(i)           Employee shall be paid $3,000 per month in a housing allowance (“Housing Allowance”);

(ii)           Company achieves gross sales of $1.5 – $3.0 million per month for at least four consecutive months, Employee’s Base Salary shall increase by $125,000 per annum, and Employee’s Housing Allowance shall terminate;

(iii)           Company achieves gross sales of $3.0 - $4.0 million per month for at least four consecutive months, Employee’s Base Salary shall increase by an incremental $25,000 per annum, and Employee’s Housing Allowance shall terminate; and

(iv)           Company achieves gross sales of at least $4.0 million per month for at least four consecutive months, Employee’s Base Salary shall increase by an incremental $100,000 per annum, and Employee’s Housing Allowance shall terminate.

(c) Restricted Stock

(i)           Vesting Schedule. Employee has previously been issued 1,500,000 million shares of restricted Common Stock under the terms of the Company’s Stock Incentive Plan (“Restricted Shares”), which Restricted Shares have already vested.  In addition, Employee shall be issued additional Restricted Shares, which shall vest according to the following schedule: 799,424 Restricted Shares shall vest immediately upon execution of this Agreement, 799,424 Restricted Shares shall vest October 31, 2016, and 799,423 Restricted Shares shall vest November 30, 2017.   In the event Employee’s employment by the Company hereunder is terminated, Employee shall forfeit the right to any unvested Restricted Shares.

(ii)           Anti-Dilution Protection.    The parties agree and acknowledge that the Restricted Shares currently represent 3.25_% of the issued and outstanding shares of the Company’s Common Stock (“Protected Interest”), which Protected Interest represents all currently issued and outstanding shares of Common Stock, and the issuance of all shares of Common Stock upon conversion of issued and outstanding Series B Convertible Preferred Stock and Series C Convertible Preferred Stock.  In the event the Company issues additional shares of Common Stock, Preferred Stock or other securities convertible or exercisable for Common Stock, Employee shall be issued that number of additional Restricted Shares so that the total number of Restricted Shares beneficially owned by Employee equals the Protected Interest (“Additional Shares”); provided, however, that any Additional Shares issued to Employee shall vest pro-rata according to the vesting schedule set forth in Section (c)(i) above.

(d)  Change in Control Bonus. Employee shall be paid a cash bonus in the event of a change in control of the Company equal to 3.25% of the total value of the transaction resulting in a change in control (“CIC Bonus”), which CIC Bonus shall be reduced in amount by the fair market value of the Restricted Shares calculated on the date of consummation of the change in control (“Closing Date”), regardless of whether such Restricted Shares are beneficially owned by Employee on such date.  The parties agree and acknowledge that in the event the value of the Restricted Shares on the Closing Date exceed the CIC Bonus, no further amounts shall be due and payable Employee hereunder.

For purposes of determining whether a CIC Bonus is due and payable Employee, a “change in control” shall mean the acquisition by any individual, entity, or group (other than Toba Capital, or an affiliate thereof) of beneficial ownership of 66.6% or more of the combined voting power of the then outstanding voting securities of the Company, or any parent of the Company, or a major brand is acquired from the Company.

(e) Indemnification. If during any period of the Term, Employee is a director or officer of the Company, the Company shall provide Employee with director’s and officer’s liability insurance to the extent that such insurance is provided to other directors and officers of the Company and is available at commercially reasonable premiums. Such insurance shall be in such form, and shall provide for such coverage and deductibles, as shall be commercially reasonable and standard for companies in businesses and circumstances similar to those of the Company.

(f) Participation In Employee Benefit Plans. Employee shall have the same rights, privileges, benefits and opportunities to participate in any of the Company’s employee benefit plans (health, dental and vision) which may now or hereafter be in effect on a general basis for executive officers or employees of the Company. The Company may discontinue any benefit plans and otherwise amend and change the type and quantity of benefits it provides in its sole discretion, provided that the Company continues to provide to Employee any benefits specifically set forth herein. In the event Employee receives payments from a disability plan maintained by the Company, the Company shall have the right to offset such payments against Employee’s Base Salary and any bonuses otherwise payable to Employee during the period for which payments are made by such disability plan.

4. REIMBURSEMENT OF BUSINESS EXPENSES.

The Company shall promptly reimburse Employee for all reasonable business expenses incurred by Employee in connection with the business of the Company. However, each such expenditure shall be reimbursable only if Employee furnishes to the Company adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such expenditure as an income tax deduction.

5. ANNUAL VACATION.   Employee shall be entitled to 15 days vacation time per calendar year during the term of the Agreement.

6. INDEMNIFICATION OF LOSSES.

The Company shall indemnify and hold harmless Employee from any and all liability arising from Employee’s actions taken on the Company’s behalf and within Employee’s scope of duties and authority, so long as such actions were taken by Employee in good faith and in furtherance of the Company’s business. The Company shall indemnify and hold Employee harmless to the full extent of the law from any and all claims, losses and expenses sustained by Employee as a result of any action taken by him to discharge his duties under this Agreement, and the Company shall defend Employee, at the Company’s expense, in connection with any and all claims by shareholders or third parties which are based upon actions taken by Employee to discharge his duties under this Agreement.

7. PERSONAL CONDUCT.

Employee agrees to promptly and faithfully comply with all present and future policies, requirements, directions, and reasonable requests of Company executives and/or management and any rules, regulations, or other policies of the Company in connection with the Company’s business and Employee’s duties hereunder.

8. TERMINATION BY THE COMPANY.

Notwithstanding any provision hereunder, the Company may terminate Employee’s employment immediately if such termination is for “Cause.” For purposes of this Agreement, “Cause” shall mean:

(a)  Employee is convicted of any fraud or embezzlement against the Company; or

(b)  After written notice and an opportunity to cure, Employee willfully breaches or habitually neglects the duties and responsibilities which he is required to perform under the terms of this Agreement; or

(c) Employee commits such acts of dishonesty, fraud, misrepresentation, gross negligence or willful misconduct which results in material harm to the Company or its business; or

(d) Employee violates any law, rule or regulation applicable to the Company or Employee relating to the business operations of the Company that may have a material adverse effect upon the Company’s business, operations or condition (financial or otherwise).

The Company may terminate this Agreement for Cause immediately upon written notice of termination to Employee; provided, however, if the Company terminates this Agreement due to Employee’s willful breach or habitual neglect of the duties he is required to perform, Employee shall be entitled to a period of thirty (30) days from the date of the initial written notice of termination to cure said breach. Except as otherwise set forth in this Section 8, upon any termination for “Cause,” the obligations of Employee and the Company under this Agreement shall immediately cease. Such termination shall be without prejudice to any other remedy to which the Company may be entitled either at law, in equity, or under this Agreement.

9. COMPENSATION UPON TERMINATION

(a) Upon Termination For Cause. In the event the Company terminates Employee’s employment for Cause in accordance with Section 8, Employee shall receive any payments of Base Salary earned through and including the date of termination (the “For Cause Payment”).

The For Cause Payment shall constitute Employee’s sole right and exclusive remedy in the event of such termination of Employee’s employment, and upon payment by the Company of the For Cause Payment, all other rights or remedies otherwise available shall cease immediately, and the Company shall have no further obligations to Employee under this Agreement, except that Employee shall have the right to exercise all benefits that have vested as of the date of termination to which Employee is entitled under any compensation or employee benefit plan of the Company in accordance with the terms and provisions of such compensation or employee benefit plan, all other documents and agreements that give rise to or otherwise govern such vested benefits and all applicable laws and regulations. Employee shall be entitled to receive such For Cause Payment only after Employee executes a waiver and general release in favor of the Company (but not Employee).

(b) Upon Termination Other Than For Cause. In the event Employee’s employment is terminated other than pursuant to Section 8, in exchange for execution of a general release and California Civil Code Section 1542 waiver, the Company shall pay Employee an amount equal to six months of Employee’s Base Salary in effect on the date of termination (the “Without Cause Severance Payment”), plus reimbursement for business expenses incurred by Employee up to the date of termination. The Without Cause Severance Payment will be paid within sixty (60) days after the Company’s receipt of the executed general release and California Civil Code Section 1542 waiver. The Without Cause Severance Payment is in addition to payment of Base Salary earned and payment of any unused and accrued vacation through and including the date of termination. In addition, in the event Employee’s employment is terminated other than pursuant to Section 8, all stock options held by Employee that are subject to vesting shall automatically upon such termination be fully vested and shall remain exercisable in accordance with their terms for a period of twelve (12) months following the date of such termination (notwithstanding any term or provision of any document (e.g., a stock option agreement) to the contrary).

The Without Cause Severance Payment shall constitute Employee’s sole right and exclusive remedy in the event of such termination of Employee’s employment, and upon payment by the Company of the Without Cause Severance Payment, all other rights or remedies otherwise available shall cease immediately, and the Company shall have no further obligations to Employee under this Agreement, except that Employee shall have the right to exercise all benefits that have vested as of the date of termination to which Employee is entitled under any compensation or employee benefit plan of the Company in accordance with the terms and provisions of such compensation or employee benefit plan, all other documents and agreements that give rise to or otherwise govern such vested benefits and all applicable laws and regulations.

(c) Exclusivity of Payments. Upon termination of Employee’s employment under this Agreement, Employee shall not be entitled to any severance payment or severance benefit from the Company other than the payments and benefits provided in this Section 9.

(d) Withholding of Taxes; Tax Reporting. The Company may withhold from any amount payable under this Agreement all such federal, state, city and other taxes and may file with appropriate governmental authorities all such information, returns or other reports with respect to the tax consequences of any amount payable under this Agreement as may in the Company’s reasonable judgment be required.

10. PROPRIETARY INFORMATION.

(a) Company Information. Employee agrees at all times during the period of his employment with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm, corporation or other entity without written authorization of the Board, any Proprietary Information (as defined herein) of the Company which Employee obtains, creates, or otherwise accesses in any way. Employee further agrees not to make copies of such Proprietary Information except as authorized by the Company. Employee understands that “Proprietary Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom Employee called or with whom Employee became acquainted during the employment), prices and costs, markets, software, developments, inventions, formulas, technology, designs, drawings, marketing, licenses, finances, budgets or other business information disclosed to Employee by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by Employee during the period of employment, whether or not during working hours. Employee understands that Proprietary Information also includes, but is not limited to, information pertaining to any aspects of the Company’s business which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. Employee further understands that Proprietary Information does not include any of the foregoing items, which has become publicly and widely known and made generally available through no wrongful act of Employee or of others who were under confidentiality obligations as to the item or items involved.

(b) Former Employer Information. Employee represents that his performance of all terms of this Agreement as an employee of the Company have not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Employee in confidence or trust prior or subsequent to the commencement of employment with the Company, and Employee will not disclose to the Company, or induce the Company to use, any inventions, confidential or proprietary information or material belonging to any previous employer or any other party.

11. INVENTIONS.

(a) Inventions Retained and Licensed. Exhibit B attached hereto contains a full and exhaustive list describing with particularity all inventions, original works of authorship, developments, improvements, and trade secrets which were made or otherwise created by Employee prior to the commencement of Employee’s employment hereunder (collectively “Prior Inventions”). Such Prior Inventions belong solely to Employee or belong to Employee jointly with another as listed therein, which relate in any way to any of the Company’s proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, Employee represents that there are no such Prior Inventions. If, in the course of employment with the Company, Employee incorporates into a Company product or service a Prior Invention owned by Employee or in which Employee has an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(b) Assignment of Inventions. Employee agrees that Employee will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all his right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time in which Employee is employed by the Company (collectively referred to as “Inventions”), except as provided in Section 10(e) below. Employee further acknowledges that all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets which are made by Employee (solely or jointly with others) within the scope of and during the period of employment with the Company are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by the compensation provided to Employee pursuant to this Agreement, unless regulated otherwise by the mandatory law of the state of California.

(c) Maintenance of Records. Employee agrees to keep and maintain adequate and current written records of all Inventions made by Employee (solely or jointly with others) during the period of employment with the Company. Such records may be in the form of notes, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format and shall be made available to and remain the sole property of the Company at all times. Employee agrees not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company.

(d) Assistance and Power of Attorney. Employee agrees to assist the Company, or its designee, at the Company’s expense, in every way to secure the Company’s rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company shall deem necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents or other intellectual property rights relating thereto. Employee further agrees that it is and shall remain Employee’s obligation to execute or cause to be executed, when it is in Employee’s power to do so, any such instrument or papers as required by the Company after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. In the event the Company is unable because of any mental or physical incapacity or unavailability or for any other reason to secure Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and on Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent or copyright registrations thereon with the same legal force and effect as if originally executed by Employee. Employee hereby waives and irrevocably quitclaims to the Company any and all claims, of any nature whatsoever, which Employee now or hereafter has for infringement of any and all proprietary rights assigned to the Company.

(e) Exception to Assignments. Employee understands that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870. Employee shall advise the Company promptly in writing of any inventions that Employee believe meet such provisions and are not otherwise disclosed to the Company.

12. RETURNING COMPANY DOCUMENTS.

At the time of the termination of Employee’s employment with the Company, Employee shall deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any aforementioned items developed by Employee pursuant to Employee’s employment with the Company or otherwise belonging to the Company, its successors or assigns. Employee further agrees any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. In the event of the termination of Employee’s employment hereunder, Employee agrees to sign and deliver a “Termination Certification” is a form reasonably requested by the Company.

13. NOTIFICATION TO OTHER PARTIES.

In the event that Employee leaves the employ of the Company, Employee hereby consents to notification by the Company to his new employer about Employee’s rights and obligations under this Agreement.

14. SOLICITATION OF EMPLOYEES, CONSULTANTS AND OTHER PARTIES.

During the period of Employee’s employment with the Company, and for a period of twenty-four (24) months immediately following the termination of Employee’s employment with the Company for any reason, Employee shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or take away such employees or consultants, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for himself or for any other person or entity. Further, for a period of twenty-four (24) months following termination of Employee’s employment with the Company for any reason, with or without cause, Employee shall not solicit any investor in, licensor to, or customer of the Company or licensee of the Company’s products, with respect to any business, products or services who are competitive to the products or services offered by the Company or under development as of the date of termination of Employee’s employment with the Company. Employee further agrees that, during the Term and for a period of five years following the termination of this Agreement, Employee will not engage in any conduct that is injurious to the reputation(s) and interest(s) of the Company and/or the Company’s past or present directors, officers, agents, fiduciaries, trustees, administrators, employees or assigns, including but not limited to disparaging (or inducing or encouraging others to disparage) the Company and/or any of the foregoing individuals. For purposes of this Agreement, the term “disparage” includes without limitation, making any statement that would adversely affect in any manner the conduct of the Company’s businesses, the business reputation of the Company and/or any of the foregoing individuals, and/or the personal reputation of any of the foregoing individuals.

If any of the foregoing provisions of this Section 14 is found by any court, agency or arbitrator of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

15. MISCELLANEOUS

(a) Preparation of Agreement. It is acknowledged by each party that such party either had separate and independent advice of counsel or the opportunity to avail itself or himself of the same. In light of these facts it is acknowledged that no party shall be construed to be solely responsible for the drafting hereof, and therefore any ambiguity shall not be construed against any party as the alleged draftsman of this Agreement.

(b) Cooperation. Each party agrees, without further consideration, to cooperate and diligently perform any further acts, deeds and things and to execute and deliver any documents that may from time to time be reasonably necessary or otherwise reasonably required to consummate, evidence, confirm and/or carry out the intent and provisions of this Agreement, all without undue delay or expense.

(c) Interpretation.

    i. Entire Agreement/No Collateral Representations. Each party expressly acknowledges and agrees that this Agreement, including all exhibits attached hereto: (1) is the final, complete and exclusive statement of the agreement of the parties with respect to the subject matter hereof; (2) supersedes any prior or contemporaneous agreements, promises, assurances, guarantees, representations, understandings, conduct, proposals, conditions, commitments, acts, courses of dealing, warranties, interpretations or terms of any kind, oral or written (collectively and severally, “Prior Agreements”), and that any such Prior Agreements are of no force or effect except as expressly set forth herein; and (3) may not be varied, supplemented or contradicted by evidence of any Prior Agreement, or by evidence of subsequent oral agreements. Any agreement hereafter made shall be ineffective to modify, supplement or discharge the terms of this Agreement, in whole or in part, unless such agreement is in writing and signed by the party against whom enforcement of the modification or supplement is sought.

    ii. Waiver. No breach of any agreement or provision herein contained, or of any obligation under this Agreement, may be waived, nor shall any extension of time for performance of any obligations or acts be deemed an extension of time for performance of any other obligations or acts contained herein, except by written instrument signed by the party to be charged or as otherwise expressly authorized herein. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or a waiver or relinquishment of any other agreement or provision or right or power herein contained.

    iii. Remedies Cumulative. The remedies of each party under this Agreement are cumulative and shall not exclude any other remedies to which such party may be lawfully entitled.

    iv. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be determined to be invalid, illegal, or unenforceable under present or future laws effective during the period of this Agreement, then and, in that event: (A) the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable) shall be excused as if it had never been incorporated into this Agreement, and, in lieu of such excused provision, there shall be added a provision as similar in terms and amount to such excused provision as may be possible and legal, valid and enforceable, and (B) the remaining part of this Agreement (including the application of the offending term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable) shall not be affected thereby and shall continue in full force and effect to the fullest extent provided by law.

    v. No Third Party Beneficiary. Notwithstanding anything else herein to the contrary, the parties specifically disavow any desire or intention to create any third party beneficiary obligations, and specifically declare that no person or entity, other than as set forth in this Agreement, shall have any rights hereunder or any right of enforcement hereof, except the heirs and personal representatives of Employee in the event of Employee’s death or disability.

    vi. Heading; References; Incorporation; Gender. The headings used in this Agreement are for convenience and reference purposes only, and shall not be used in construing or interpreting the scope or intent of this Agreement or any provision hereof. References to this Agreement shall include all amendments or renewals thereof. Any pronoun referenced in this Agreement shall be deemed to include the other gender, including neutral genders or genders appropriate for entities, if applicable, and the singular shall be deemed to include the plural, and vice versa, as the context requires.

(d) Enforcement.

    (i) Applicable Law. This Agreement and the rights and remedies of each party arising out of or relating to this Agreement (including, without limitation, equitable remedies) shall be solely governed by, interpreted under, and construed and enforced in accordance with the laws (without regard to the conflicts of law principles thereof) of the State of California, as if this agreement were made, and as if its obligations are to be performed, wholly within the State of California.

    (ii) Consent to Jurisdiction; Service of Process. Any action or proceeding arising out of or relating to this Agreement shall be filed in and heard and litigated solely before the state courts of California located within the County of Orange.

(e)  rights and benefits under this Agreement are personal to him and therefore (i) no such right

No Assignment of Rights or Delegation of Duties by Employee. Employee’s or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer; and (ii) Employee may not delegate his duties or obligations hereunder.

(f) Notices. Unless otherwise specifically provided in this Agreement, all notices, demands, requests, consents, approvals or other communications (collectively and severally called “Notices”) required or permitted to be given hereunder, or which are given with respect to this Agreement, shall be in writing, and shall be given by: (A) personal delivery (which form of Notice shall be deemed to have been given upon delivery), (B) by telegraph or by private airborne/overnight delivery service (which forms of Notice shall be deemed to have been given upon confirmed delivery by the delivery agency), (C) by electronic or facsimile or telephonic transmission, provided the receiving party has a compatible device or confirms receipt thereof (which forms of Notice shall be deemed delivered upon confirmed transmission or confirmation of receipt), or (D) by mailing in the United States mail by registered or certified mail, return receipt requested, postage prepaid (which forms of Notice shall be deemed to have been given upon the fifth business day following the date mailed). Each party, and their respective counsel, hereby agrees that if Notice is to be given hereunder by such party’s counsel, such counsel may communicate directly with all principals, as required to comply with the foregoing notice provisions. Notices shall be addressed to the address hereinabove set forth in the introductory paragraph of this Agreement, or to such other address as the receiving party shall have specified most recently by like Notice, with a copy to the other parties hereto. Any Notice given to the estate of a party shall be sufficient if addressed to the party as provided in this subparagraph.

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, binding on all parties hereto. Any signature page of this Agreement may be detached from any form hereto by having attached to it one or more additional signature pages.

(h) Execution by All Parties Required to be Binding; Electronically Transmitted Documents. This Agreement shall not be construed to be an offer and shall have no force and effect until this Agreement is fully executed by all parties hereto. If a copy or counterpart of this Agreement is originally executed and such copy or counterpart is thereafter transmitted electronically by facsimile or similar device, such facsimile document shall for all purposes be treated as if manually signed by the party whose facsimile signature appears.

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IN THE WITNESS HEREOF, THE PARTIES EXECUTE THIS EMPLOYMENT AGREEMENT AS OF THE DATE WRITTEN ABOVE:

TRUE DRINKS INC.                                                                          EMPLOYEE

By:  /s/ Lance Leonard                                                                     /s/ Kevin Sherman
Lance Leonard, CEO                                                                          Kevin Sherman